Exhibit 10.1

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

May 8, 2019

Mr. Richard A. Navarre

  Chairman of the Board

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

Re:Interim President and CEO Appointment

Dear Rick:

On behalf of Covia Holdings Corporation (the “Company”), I am pleased to provide you with this letter agreement setting forth the principal terms of the compensation package to be provided to you by the Company for your services as interim President and Chief Executive Officer of the Company, which appointment was effective on May 7, 2019 at 5:00 p.m. Eastern Time.

1.

Duties; Time Commitment.  During your service as interim President and Chief Executive Officer of the Company, you will be a full-time employee of the Company reporting to the Board of Directors of the Company (the “Board”) and having all of the duties and responsibilities that are commensurate with your position.  Your job duties will be based from the Company’s corporate headquarters in Independence, Ohio, from which you will commute on a reasonable basis, but you also will be expected to travel periodically for business purposes.  You will continue your service on the Board and you will continue to serve as the Chairman of the Board, subject to any limitations imposed by applicable law or the Company’s organizational documents.  However, you will not be eligible to receive any cash retainers for your continued service on the Board or any non-employee director equity grants or other director compensation during your service as interim President and Chief Executive Officer (except as specifically provided herein).  (Notwithstanding the foregoing, nothing herein or your employment with the Company as interim President and Chief Executive Officer will interfere with the vesting of previously issued non-employee director equity grants.)  In addition, so long as you are serving as interim President and Chief Executive Officer of the Company, you may not serve on the Audit Committee of the Board or on any other committee of the Board requiring “independence” within the meaning of the rules of the Securities and Exchange Commission or the listing requirements of the New York Stock Exchange.

2.

Term.  It is contemplated that your employment with the Company as interim President and Chief Executive Officer will continue until a replacement permanent President and Chief Executive Officer is appointed.  However, if your service as interim President and Chief Executive Officer is required to continue for more than six (6) months, you and the Company will reassess your appointment, including its impact on your ability to serve as an independent, non-employee director on the Board following your cessation of service as interim President and Chief Executive Officer, and consider any mutually acceptable modifications that may be necessary to this letter agreement and your compensation package as set forth herein.  It is expected that, upon the appointment of a replacement permanent President and Chief Executive Officer and your cessation of service as interim President and Chief Executive Officer, you will continue your service on the

Board in the same capacities as in effect immediately prior to your appointment as interim President and Chief Executive Officer.  To that end, should any annual non-employee director equity grants be made during your employment as interim President and Chief Executive Officer, upon ceasing to be an employee of the Company and during the subsequent continuation of your service on the Board, you will be awarded a pro-rated amount based the time remaining in the period over which such non-employee director equity award is scheduled to vest (and which excludes the time of your employment as interim President and Chief Executive Officer).

3.

Base Salary.  During the period of your employment as interim President and Chief Executive Officer of the Company, the Company initially will pay you a base salary at the annual rate of $1,800,000 in accordance with the usual payroll practices of the Company and subject to all applicable withholdings and deductions, but at no time less frequently than equal monthly payments.  Salaries for all employees are subject to change as business conditions dictate, and your salary will be reviewed and may be increased (but not decreased) periodically by the Board (or its Compensation Committee).

4.

Success Bonus.  In addition, upon the formal appointment of a replacement to succeed you as the President and Chief Executive Officer of the Company, you will be entitled to receive a lump sum cash payment in an amount equal to $300,000, subject to all applicable withholdings and deductions, payable within thirty (30) days following the effective date of the formal appointment of such replacement, subject to your continued service with the Company through the effective date of such appointment (although, if the Company terminates you without cause, as such term is defined in Section 2.5(a) of the Company’s 2018 Omnibus Incentive Plan, before the effective date of such appointment, you shall still be entitled to the Success Bonus if otherwise awardable).

5.

Equity Matters.  Contemporaneously with your execution of this Agreement, you also will receive a one-time restricted stock unit award with a grant date fair value of $1,200,000 under the Company’s 2018 Omnibus Incentive Plan pursuant to the terms and conditions of a restricted stock unit award agreement in the form attached hereto as Exhibit A.  In addition, during your service as interim President and Chief Executive Officer of the Company, you may be considered to receive additional equity and other long-term incentive awards under any applicable plan adopted by the Company for which employees are generally eligible.  The level of your participation in any such plan, if any, will be determined in the sole discretion of the Board (or its Compensation Committee) from time to time.

6.

Business Expenses.  You will be reimbursed by the Company for reasonable business expenses incurred in connection with the performance of your duties hereunder in accordance with Company policies as in effect from time to time.  In addition, during your appointment as interim President and Chief Executive Officer of the Company, the Company will pay or reimburse you for the cost of your reasonable commuting expenses for your travel to and from the Cleveland, Ohio metropolitan area, and for your reasonable lodging and automobile expenses incurred in the Cleveland, Ohio metropolitan area.  All amounts payable under this paragraph will be paid or reimbursed only during the period of your service as interim President and Chief Executive Officer of the Company, and will be subject to your presentation of reasonable substantiation and documentation as the Company may specify from time to time and to the procedures set forth in the Company’s expense reimbursement programs, as in effect at the time the expenses are incurred.

7.

Employee Benefits.  You will be immediately eligible to participate in all health benefits, insurance programs, pension and retirement plans, and other employee welfare benefits plans maintained by the Company for its employees generally in accordance with the terms thereof (and subject to any applicable waiting periods or other eligibility requirements).  You also will be entitled to annual paid time off in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.  You acknowledge and agree that you will remain subject to the Company’s code of conduct and other written policies, as may be amended from time to time.

8.

Indemnification; Directors’ and Officers’ Liability Insurance.  Your Indemnification Agreement with the Company dated June 5, 2018 is incorporated herein by reference and will remain in full force and effect in accordance with all of the terms and conditions thereof, and the parties agree that such Indemnification Agreement applies to your employment with the Company in the capacity as interim President and Chief Executive Officer.

9.

At-Will Employment.  Your employment with the Company will be “at-will” and may be terminated by you or the Company at any time with or without notice for any (or no) reason.  You will not have any contractual right to severance benefits in connection with any termination of your service as interim President and Chief Executive Officer of the Company, except as may be otherwise determined by the Board (or its Compensation Committee) in its sole discretion.

10.

Governing Law.  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Ohio, without regard to the choice of law principles thereof, except that all matters related to any equity awards granted to you will be governed by the internal laws of the State of Delaware, without regard to the choice of law principles thereof.

11.

Entire Agreement.  This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.  This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

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Rick, we are excited about your agreeing to serve the Company as interim President and Chief Executive Officer.  Please feel free to contact me if you have any questions or concerns regarding your compensation package as outlined above.  If this letter accurately reflects your understanding as to your compensation package for serving as interim President and Chief Executive Officer of the Company, please sign and date one copy of this letter and return the same to me for the Company’s records.

Very truly yours,

COVIA HOLDINGS CORPORATION

By: /s/ Jean-Pierre Labroue

Name:  Jean-Pierre Labroue

Title:  Chairman of the Compensation Committee

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment as interim President and Chief Executive Officer of the Company, and I hereby confirm my agreement to the same.

Dated:  May 8, 2019/s/ Richard A. Navarre

Richard A. Navarre

Signature Page to Letter Agreement

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

[Separately provided by the Company.]

A-1